Exhibit 99.1

Ethan Allen Highlights Board Independence and Track Record of

Performance and Value Creation

DANBURY, CT (October 14, 2015) -- Ethan Allen Interiors Inc. (NYSE: ETH) (“Ethan Allen” or the “Company”), a leading interior design Company and manufacturer and retailer of quality home furnishings, today issued the following statement:

Ethan Allen’s Board of Directors and management team are committed to acting in the best interest of all Ethan Allen shareholders and open to constructive ideas to create value.

We have held a number of meetings and discussions with Sandell Asset Management Corp. and its affiliates (together, “Sandell”) since learning of its investment in Ethan Allen. We have engaged with Sandell and, after carefully considering its strategies, believe it has become apparent that Sandell’s strategies would deprive shareholders of the significant value we expect to deliver through our successful on-going transformation strategy, targeted for completion in 2016.

Since 2010, Ethan Allen has delivered: net sales compound annual growth rate (CAGR) of five percent; adjusted operating income CAGR of 119 percent; adjusted earnings per share CAGR of 25 percent; and adjusted EBITDA CAGR of 27 percent. The Company has also delivered a return on assets of approximately seven percent and return on invested capital of approximately nine percent since 2010.

Over the same period, the Company has driven strong shareholder returns, including returning $61 million to shareholders through dividends, reflecting a dividend per share that has increased by 127 percent, and repurchasing approximately $20 million of common stock. Since 2010, the Company has maintained return on equity of approximately 10 percent. Ethan Allen also recently announced its intent to use its real estate assets as collateral to raise up to $250 million in debt financing once market volatility stabilizes. The financing is expected to be utilized for general corporate needs and to further increase shareholder returns, including providing shareholders with a special dividend and/or share repurchase.

The Ethan Allen Board’s nominees for election at the 2015 Annual Meeting of Stockholders includes seven directors, six of whom are independent other than Farooq Kathwari, the Company’s Chairman and Chief Executive Officer and Ethan Allen’s largest shareholder owning more than 11% of the Company’s outstanding shares. In addition, the Board is annually elected and, of the six independent directors, five are new to the Board since 2010. In fact, Ethan Allen has added two new independent directors since July 2015, one of whom joined two weeks ago. Our highly-qualified independent Board has diverse experience, with backgrounds in marketing, finance and accounting, legal, international, real estate, and general management. Our Board is transparent, open-minded and engaged at both a strategic and operational level.

Ethan Allen’s Board will continue to take action that it believes is in the best interests of all shareholders and best positions Ethan Allen to maintain its strong performance while it executes on its transformation plan to deliver long-term shareholder value.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design Company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Forward Looking Statements

This press release should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2015 (the "2015 Form 10-K") and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about such matters as: our capital structure; future or targeted operational and financial performance; liquidity, capital and debt levels; strategic plans; stock repurchase and dividend plans; possible financing activities; demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A "Risk Factors" of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Additional Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in respect of the 2015 annual meeting. Ethan Allen plans to file with the U.S. Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card in connection with the 2015 annual meeting (the “2015 proxy materials”). The 2015 proxy materials will contain important information about the Company, its directors and executive officers, the 2015 annual meeting and related matters. Stockholders are strongly urged to read the 2015 proxy materials, any amendments and supplements thereto, and the accompanying proxy card carefully when they are available. Stockholders will be able to obtain free copies of the 2015 proxy materials and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov and on the company’s web site at http://www.ethanallen.com/en_us/investor-relations1.html. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2015 proxy materials.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com

Non-GAAP reconciliation

	2015	2014	2013	2012	2011	2010

Operating income	$65.9	$69.6	$60.4	$49.7	$31.9	$(11.7)
Special items	4.6	4.7	8.4	2.1	1.8	13.1
Adjusted Operating income	$70.5	$74.3	$68.8	$51.8	$33.7	$1.4

Operating Margin	8.7%	9.3%	8.3%	6.8%	4.7%	-2.0%
Special items	0.6%	0.6%	1.1%	0.3%	0.3%	2.2%
Adjusted Operating Margin	9.3%	9.9%	9.4%	7.1%	5.0%	0.2%

EPS	$1.27	$1.47	$1.11	$1.71	$1.01	$(1.53)
Special items	0.14	(0.02)	0.20	(0.77)	(0.43)	1.38
Adjusted EPS	$1.41	$1.45	$1.31	$0.94	$0.58	$(0.15)

Net income	$37.1	$42.9	$32.5	$49.7	$29.3	$(44.3)
Interest expense, net	5.5	7.0	8.2	8.5	10.1	10.9
Income tax expense	19.5	19.5	17.7	(8.5)	(2.9)	25.5
Depreciation and amortization	19.1	17.9	18.0	18.6	20.8	29.4
EBITDA	81.3	87.3	76.4	68.3	57.3	21.5
Special items	8.2	4.7	10.3	2.1	0.3	5.5
Adjusted EBDITA	$89.5	$92.0	$86.7	$70.4	$57.6	$27.0

Return on Equity = current fiscal year net income / average of current and prior fiscal year-end shareholders' equity

Return on Assets = (current fiscal year net income less after tax interest expense) / average of current and prior fiscal year-end total assets

Return on Invested Capital = (current fiscal year net income less after-tax interest expense) / average of current and prior fiscal year-end totals of debt plus equity.

Special items consist of restructuring, transition charges and certain other items.